                          AGREEMENT AND PLAN OF MERGER



                                  by and among


                                   EG&G, INC.

                             LIGHTHOUSE WESTON CORP.


                                       and


                            LUMEN TECHNOLOGIES, INC.





                          Dated as of October 21, 1998

                                TABLE OF CONTENTS


ARTICLE 1
  THE OFFER.................................................................. 2
  1.1   The Offer............................................................ 2
  1.2   Company Action....................................................... 4
  1.3   Directors............................................................ 6

ARTICLE 2
  THE MERGER................................................................. 7
  2.1   The Merger........................................................... 7
  2.2   Effect of the Merger................................................. 7
  2.3   Consummation of the Merger........................................... 7
  2.4   Certificate of Incorporation; By-Laws; Directors and Officers........ 8
  2.5   Conversion of Securities; Payment of Merger Consideration............ 8
  2.6   Exchange of Certificates............................................. 9

ARTICLE 3
  REPRESENTATIONS AND WARRANTIES
  OF THE PARENT AND THE PURCHASER........................................... 11
  3.1   Organization and Qualification...................................... 11
  3.2   Authority........................................................... 12
  3.3   Compliance.......................................................... 12
  3.4   Information Provided................................................ 13
  3.5   Interim Operations of the Purchaser................................. 13
  3.6   Financing........................................................... 13
  3.7   Brokers............................................................. 13

ARTICLE 4
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................. 13
  4.1   Organization and Qualification...................................... 14
  4.2   Subsidiaries........................................................ 14
  4.3   Capitalization...................................................... 15
  4.4   Authority........................................................... 17
  4.5   Compliance.......................................................... 17
  4.6   Commission Filings; Financial Statements; Information Provided...... 18
  4.7   No Undisclosed Liabilities.......................................... 19
  4.8   Changes............................................................. 19
  4.9   Contracts........................................................... 19
  4.10  Transactions with Affiliates........................................ 20
  4.11  Employee Benefits and Contracts..................................... 20
  4.12  Properties and Liens................................................ 22
  4.13  Environmental Matters............................................... 22

  4.14  Taxes............................................................... 24
  4.15  Compliance with Laws; Permits....................................... 27
  4.16  Intellectual Property............................................... 27
  4.17  Litigation.......................................................... 27
  4.18  Prepayment of Indebtedness.......................................... 27
  4.19  Voting Requirements................................................. 28
  4.20  Year 2000 Compliance................................................ 28
  4.21  Insurance........................................................... 29
  4.22  No Existing Discussion.............................................. 29
  4.23  Brokers............................................................. 29

ARTICLE 5
  CONDUCT OF BUSINESS....................................................... 29
  5.1   Conduct Prior to Effective Time..................................... 29

ARTICLE 6
  ADDITIONAL AGREEMENTS..................................................... 33
  6.1   Company Stockholder Approval; Preparation of Proxy Statement........ 33
  6.2   Disposition of the Shares........................................... 34
  6.3   Fees and Expenses................................................... 34
  6.4   Additional Agreements............................................... 35
  6.5   No Solicitation..................................................... 36
  6.6   Notification of Certain Matters..................................... 38
  6.7   Access to Information............................................... 39
  6.8   Indemnification and Insurance....................................... 40
  6.9   Filings and Other Matters........................................... 41
  6.10  Fair Price Structure................................................ 42
  6.11  Parent Guaranty..................................................... 42
  6.12  Company Options..................................................... 42
  6.13  Certain Payments.................................................... 43

ARTICLE 7
  CONDITIONS................................................................ 44
  7.1   Conditions to Obligation of Each Party to Effect the Merger......... 44
  7.2   Conditions to the Parent's and the Purchaser's Obligation to
        Effect the Merger................................................... 44

ARTICLE 8
  TERMINATION, AMENDMENT AND WAIVER......................................... 44
  8.1   Termination......................................................... 44
  8.2   Effect of Termination............................................... 46
  8.3   Amendment........................................................... 46
  8.4   Waiver.............................................................. 47

ARTICLE 9
  GENERAL PROVISIONS........................................................ 47
  9.1   Publicity........................................................... 47
  9.2   Notices............................................................. 47
  9.3   Interpretation...................................................... 48
  9.4   Representations and Warranties; etc................................. 49
  9.5   Miscellaneous....................................................... 49
  9.6   Validity............................................................ 50
  9.7   Counterparts.  ..................................................... 50
  9.8   Severability........................................................ 50

ANNEX I

  CONDITIONS OF THE OFFER...................................................  1

                             TABLE OF DEFINED TERMS


Acquisition Proposal                                                6.5(a)
Affiliated Group                                                    4.14(a)
Affiliated Period                                                   4.14(a)
Agreement                                                           Preamble
business day                                                        9.3
Certificate of Merger                                               2.3
Certificates                                                        2.6(a)
CERCLA                                                              4.13(a)
Code                                                                1.1(e)
Company                                                             Preamble
Company Options                                                     4.3(a)
Company's Directors                                                 1.2(a)
Commission                                                          1.1(b)
Commission Filings                                                  4.6(a)
Convertible Notes                                                   4.3(a)
Delaware Law                                                        1.2(a)
Disclosure Schedule                                                 4
Dissenting Shares                                                   2.5(b)
Effective Time                                                      2.3
Environmental Law                                                   4.13(a)
Environmental Permits                                               4.13(e)
ERISA                                                               4.11(b)
ESPP                                                                4.3(a)
Exchange Act                                                        1.1(a)
Fairness Opinion                                                    1.2(c)
Financial Advisor                                                   1.2(c)
Fully Diluted Shares                                                Annex I
Governmental Entity                                                 4.13(a)
Hart-Scott-Rodino Act                                               3.3(b)
ILC Merger Agreement                                                1.3(c)
Indemnified Parties                                                 6.8
Indemnifying Party                                                  6.8
Independent Directors                                               1.3(a)
Insurance Policies                                                  4.21
Intellectual Property                                               4.16
Liens                                                               4.12(b)
Material Adverse Effect                                             4.1
Materials of Environmental Concern                                  4.13(b)
Merger                                                              Background
Merger Consideration                                                2.5(a)
Minimum Condition                                                   Annex I
Offer                                                               Background

Offer Documents                                                     1.1(c)
Option Plan                                                         4.3(a)
Parent                                                              Preamble
Parent Common Stock                                                 6.12(a)
Payment Agent                                                       2.6(a)
Payment Fund                                                        2.6(a)
Permitted Indebtedness                                              5.1
Preferred Stock                                                     4.3(a)
Proceeding                                                          6.8(b)
Proxy Statement                                                     6.1(b)
Purchaser                                                           Preamble
Qualified Acquisition Proposal                                      6.5(a)
Qualified Commercial Bank                                           2.6(b)
Schedule 14D-1                                                      1.1(c)
Schedule 14D-9                                                      1.2(b)
Section 16 Shares                                                   1.2(d)
Securities Act                                                      4.3(c)
September 30 Financial Information                                  4.6(c)
Shares                                                              Background
Stockholders' Agreement                                             Background
Stockholders Meeting                                                6.1(a)
Subsidiary; Subsidiaries                                            4.2(a)
Surviving Corporation                                               2.1
Tax Returns                                                         4.14(a)
Taxes                                                               4.14(a)
Third Party                                                         6.5(a)
Trigger Event                                                       6.3(e)
Year 2000 Compliant                                                 4.20

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 21, 1998, is by and among EG&G, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Parent"), Lighthouse Weston Corp., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of the Parent (the "Purchaser"), and Lumen Technologies, Inc., a corporation organized under the laws of the State of Delaware (the "Company").


                                   BACKGROUND

         A. The respective Boards of Directors of the Parent, the Purchaser and the Company have duly approved and found advisable this Agreement and the acquisition of the Company by the Parent and the Purchaser pursuant to the terms and conditions of this Agreement.

         B. In furtherance of such acquisition, it is proposed that the Purchaser will make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Common Stock, $0.01 par value per share, of the Company (the "Shares"), at a price of $7.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement.

         C. The Board of Directors of the Company unanimously has determined that the Offer is fair to, and in the best interests of, the Company's stockholders and has duly approved the Offer and unanimously resolved to recommend its acceptance by the holders of Shares.

         D. The respective Boards of Directors of the Parent, the Purchaser and the Company have each duly approved the merger of the Purchaser and the Company on the terms and subject to the conditions of this Agreement (the "Merger") following consummation of the Offer and the Boards of Directors of the Company and the Purchaser have each, by unanimous vote, duly resolved to recommend approval of the Merger by their respective stockholders.

         E. In connection with such acquisition, the Parent and the Purchaser have entered into a Stockholders' Agreement dated of even date herewith (the "Stockholders' Agreement") with certain stockholders of the Company.

         F. The respective Boards of Directors of the Parent, the Purchaser and the Company have each duly approved all of the other transactions contemplated by this Agreement, including without limitation, for the purposes of satisfying the requirements of Section 203 of the Delaware General Corporation Law, the Stockholders' Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parent, the Purchaser and the Company hereby agree as follows:


                                    ARTICLE 1
                                    THE OFFER

         1.1      THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and nothing shall have occurred and be continuing that would result in a failure to satisfy any of the conditions set forth in ANNEX I hereto, the Purchaser shall (i) no later than the business day following the date of this Agreement, publicly announce its intention to make the Offer and (ii) within five business days of such announcement, commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer for all Shares, subject to the conditions set forth in ANNEX I, at a price of $7.75 per Share, net to the seller in cash, without interest thereon. Subject to the conditions set forth in ANNEX I, the Purchaser shall accept for payment, and pay for, all shares validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer and in no event later than five business days after the expiration of the Offer.

                  (b) The Offer shall be made by means of the Offer Documents (as defined below), which shall not contain any condition not set forth in ANNEX I hereto and shall be open for a period of not less than 20 business days. The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not amend or waive the Minimum Condition (as defined in ANNEX I hereto), reduce the maximum number of Shares to be purchased, reduce the price to be paid per Share pursuant to the Offer, change the form of consideration to be paid in the Offer, impose conditions to the Offer in addition to those set forth in ANNEX I, or amend any other material term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser may, in its sole discretion, (A) extend the Offer if at the scheduled or any extended expiration date of the Offer any of the conditions set forth on ANNEX I (including the Minimum Condition) shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer; provided, however, that, without the Company's written consent, the Purchaser may not extend the expiration date of the Offer pursuant to this sentence to a date later than 11:59 p.m. on December 31, 1998.

                  (c) On the date of commencement of the Offer, the Parent and the Purchaser shall file with the Commission a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer that will contain an offer to purchase and the related letter of transmittal (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents") and shall promptly mail the Offer Documents to the Company's stockholders. The Parent and the Purchaser agree that the Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and the Offer Documents, on the date first filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Parent or the Purchaser with respect to written information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. The Parent, the Purchaser and the Company each agrees promptly to correct any written information provided by it for use in the
Schedule 14D-1 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Parent and the Purchaser further agree to take all steps necessary to amend or supplement the Schedule 14D-1 and, as applicable, the Offer Documents and to cause the Schedule 14D-1 as so amended and supplemented to be filed with the Commission and the Offer Documents as so amended and supplemented to be disseminated to holders of Shares, in each case as and to the extent required by applicable securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the Commission or dissemination to the stockholders of the Company. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Parent or the Purchaser may receive from the Commission or its staff with respect to the Offer promptly after the receipt thereof and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any verbal responses thereto of the Parent or the Purchaser or their counsel.

                  (d) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all Shares that the Purchaser becomes obligated to purchase pursuant to the Offer.

                  (e) The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable law.

         1.2      COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Company's Directors"), at a meeting duly called and held, (i) has duly adopted and approved, by unanimous vote, (A) the Offer, the Merger and this Agreement, and the transactions contemplated hereby and thereby, and (B) solely for the purpose of satisfying the requirements of Section 203 of the Delaware Law, the Stockholders' Agreement and the transactions contemplated thereby; (ii) has determined that each of the transactions contemplated by this Agreement, including the Offer and the Merger are fair to and in the best interests of the stockholders of the Company; and (iii) after consideration of its fiduciary duties under applicable laws, has resolved to recommend acceptance of the Offer by holders of Shares and to recommend adoption and approval of the Merger pursuant to the Delaware General Corporation Law (the "Delaware Law") by holders of Shares (if stockholder approval of the Merger is required by the Delaware
Law).

                  (b) The Company agrees to file with the Commission, contemporaneously with the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") and to disseminate the
Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the stockholders of the Company no later than the date on which the Purchaser mails the Offer Documents to such stockholders. Except and to the extent otherwise permitted pursuant to Section
6.5 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company's Directors that the holders of Shares accept the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and the Schedule 14D-9, on the date first filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to written information supplied by the Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. The Company, the Parent and the Purchaser each agrees promptly to correct any written information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable securities laws. The Parent and its counsel shall be given reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to its filing with the Commission or dissemination to stockholders of the Company. The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the Commission or its staff with respect to the Offer promptly after the receipt thereof and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any verbal responses thereto of the Company or its counsel.

                  (c) The Company has received the written opinion of Raymond James & Associates, Inc. (the "Financial Advisor"), that, on the basis of and subject to the assumptions set forth therein, the cash consideration of $7.75 per Share to be received by holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view (the "Fairness Opinion"). The Company has delivered to the Parent and the Purchaser a copy of the Fairness Opinion, together with the Financial Advisor's written consent to the inclusion of or reference to the Fairness Opinion in the Schedule 14D-1, the Offer Documents, the Schedule 14D-9 and the Proxy Statement (as defined in Section 6.1).

                  (d) The Company represents that each member of the Company's Board of Directors and each executive officer of the Company has advised the Company that his current intention is to tender all Shares, if any, beneficially owned by him pursuant to the Offer, other than those individuals, if any, for whom the tender of such Shares would cause them to incur liability under the provisions of Section 16(b) of the Exchange Act (the "Section 16 Shares"). As to Section 16 Shares, the Company represents that each executive officer and director holding Section 16 Shares, if any, has advised the Company that it is his current intention to vote such Shares in favor of the Merger.

                  (e) In connection with the Offer and the Merger, the Company will promptly furnish to the Purchaser or its designee mailing labels containing the names and addresses of the record holders of the Shares as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the Shares as of a recent date, together with copies of all security position listings and all other computer files and other information in the Company's possession or control regarding the beneficial owners' ownership of the Shares, and shall furnish to the Purchaser such information and assistance (including updated lists and information) as it may reasonably request for the purpose of communicating the Offer to the Company's stockholders. From and after the date of this Agreement, all such information concerning the Company's record and, to the extent known, beneficial holders shall be made available to the Purchaser. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession or under their control.

         1.3      DIRECTORS.

                  (a) Promptly upon the acceptance for payment of and payment by the Purchaser for any Shares pursuant to the Offer, and from time to time thereafter as Shares are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of the Company's Directors, rounded to the nearest whole number, as will give the Purchaser representation on the Company's Board of Directors equal to at least that number of directors which equals the greater of (i) a majority and (ii) the product of the total number of the Company's Directors (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares so accepted for payment and paid for by the Purchaser bears to the number of Shares outstanding, and the Company shall, upon the written request of the Purchaser, at such time, promptly take such actions as are necessary to cause the Purchaser's designees to be so elected or appointed, including without limitation increasing the size of the Company's Board of Directors or using its best efforts to secure the resignations of incumbent directors or both; PROVIDED, HOWEVER, that, notwithstanding the Purchaser's right to designate certain of the Company's Directors, until the Effective Time (as defined in Section 2.3), the Company's Directors shall include at least three directors who are directors on the date hereof (the "Independent Directors"); provided further, that, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors shall be entitled to designate a person to fill such vacancies and such person shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be designees, stockholders, directors, officers, employees or affiliates of the Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable laws, the Company shall take all action necessary to effect the election of directors as provided in this Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9. The Parent and the Purchaser shall supply to the Company and be solely responsible for any information with respect to them and their designees required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

                  (b) Notwithstanding anything in this Agreement to the contrary, subject to the terms of the Company's Certificate of Incorporation and By-laws, in the event that the Purchaser's designees are appointed or elected as Company Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority (or, if there is only one or two Independent Directors, the single or unanimous vote, as the case may be) of the Independent Directors (who shall act as an independent committee of the Board of Directors for this purpose) shall be required, and alone shall be sufficient, to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of the Parent's and the Purchaser's respective obligations hereunder, or (iv) approve any other action by the Company that the Independent Directors reasonably determine would materially adversely affect the interests of the stockholders of the Company (other than the Parent, the Purchaser and their affiliates) with respect to the transactions contemplated hereby. The Board of Directors shall not delegate any matter set forth in this Section 1.3(b) to any committee of the Board.

                  (c) The Company hereby represents and warrants that the Company's Directors, at a meeting duly called and held, has by unanimous vote, acknowledging that such vote will be relied upon by the Parent and the Purchaser in connection with the transactions contemplated hereby and, to the extent permitted by applicable law, shall therefore be irrevocable and not subject to amendment, repeal or modification, resolved in accordance with Section 5.13 of the Agreement and Plan of Merger dated as of October 30, 1997, among the Company, BILC Acquisition Corp, and ILC Technology Inc. (the "ILC Merger Agreement"), that (i) prior to the Effective Time any of the Company's Directors elected on behalf of the Purchaser pursuant to paragraph (a) above shall constitute "Company Nominees" and "BEC Nominees" (as such terms are defined in the ILC Merger Agreement) and (ii) from and after the Effective Time, all of the Company's Directors nominated or designated for election by the Parent or the Purchaser shall constitute "Company Nominees" and "BEC Nominees" pursuant to
Section 5.13 of the ILC Merger Agreement.


                                    ARTICLE 2
                                   THE MERGER

         2.1 THE MERGER. At the Effective Time (as defined in Section 2.3), in accordance with this Agreement and the Delaware Law, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger. The Company is hereinafter sometimes referred to as the "Surviving Corporation." At the election of the Parent, any direct or indirect wholly owned subsidiary of the Parent organized under the laws of a state of the United States may be substituted for the Purchaser as a constituent corporation in the Merger for purposes of this Section 2.1. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         2.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware and the Merger shall have the effects set forth in Section 259 of the Delaware Law.

         2.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 7 hereof, but not prior to January 11, 1999 unless requested otherwise by the Parent, the parties hereto will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law, and shall make all other filings and recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at the time that the Secretary of State of the State of Delaware files the Certificate of Merger in accordance with the relevant provisions of the Delaware Law (or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Certificate of Merger). The term "Effective Time" shall mean the date and time of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware (or such later time, which shall be as soon as reasonably practicable, as may be specified in the Certificate of Merger).

         2.4 CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided under the Delaware Law, provided that at the Effective Time (a)
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is LUMEN TECHNOLOGIES, INC.", (b) the indemnification provisions set forth in the Certificate of Incorporation and By-laws of the Surviving Corporation shall be restated to conform to the indemnification provisions set forth in the Certificate of Incorporation and By-laws, respectively, of the Company, and (c) the title of the By-laws of the Surviving Corporation shall be amended to read as follows: "By-laws LUMEN TECHNOLOGIES, INC." The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

         2.5      CONVERSION OF SECURITIES; PAYMENT OF MERGER CONSIDERATION.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

                           (i) subject to Section 2.5(b), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to clause (ii) below and any Dissenting Shares (as defined in Section 2.5(b))) shall be cancelled and extinguished and be converted into and become a right to receive $7.75 net in cash per Share (or any such higher price per Share as may be paid in the Offer) without any interest thereon (the "Merger Consideration");

                           (ii) each Share that is owned immediately prior to the Effective Time by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company, including all Shares held by the Company as "treasury stock," shall be cancelled and retired, and no payment shall be made with respect thereto; and

                           (iii) each share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.

                  (b)      (i)      If, pursuant to the Delaware Law, an
affirmative vote of the Company's stockholders is required to approve the Merger, then notwithstanding Section 2.5(a), Shares outstanding immediately prior to the Effective Time and held by a holder who, acting in accordance with
Section 262 of the Delaware Law, (A) prior to the meeting at which the Company's stockholders vote to approve the Merger, has delivered to the Company written notice of such holder's intention to demand payment of the fair value of his Shares if the Merger is effectuated and (B) has not voted in favor of the Merger or consented thereto in writing ("Dissenting Shares"), shall not be converted into a right to receive the Merger Consideration, unless such holder withdraws or otherwise loses his right to demand payment for his Shares. If after the Effective Time such holder withdraws or loses his right to demand payment for his Shares, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 2.5(a)(i).

                           (ii)     If, after consummation of the Offer, the
Purchaser is not required under the Delaware Law to obtain the consent of the other stockholders of the Company in order to effect the Merger and effects the Merger without holding a meeting of the stockholders, then, after consummating the Merger, the Purchaser will provide notice, as required by the Delaware Law, that it has consummated the Merger and that stockholders are entitled to exercise their dissenters' rights. Shares of any stockholders who thereafter fail to perfect or preserve their dissenter's rights under the Delaware Law will be treated as if such Shares had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 2.5(a)(i).

                           (iii)    The Company shall give the Parent and the
Purchaser prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Shares, and the Parent and the Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent and the Purchaser or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

         2.6      EXCHANGE OF CERTIFICATES.

                  (a) Upon the Effective Time, a bank or trust company to be designated by the Parent (the "Payment Agent") shall act as payment agent in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to
Section 2.5(a)(i). Upon the Effective Time, the Parent shall, or shall cause the Purchaser to, deposit with the Payment Agent in trust for the benefit of the holders of Certificates, as needed to pay for surrendered Shares as provided in this Section 2.6, within such time as is necessary for the Payment Agent to make the requisite payments for Shares, immediately available funds in an aggregate amount (the "Payment Fund") equal to the product of the Merger Consideration multiplied by the number of Shares entitled to payment pursuant to
Section 2.5(a)(i). Promptly after the Effective Time, the Parent or the Purchaser shall cause to be mailed to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender of each such Certificate together with a duly completed and executed letter of transmittal, the Payment Agent shall promptly pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, without any interest thereon, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company or Dissenting Shares) shall represent solely the right to receive the Merger Consideration multiplied by the number of Shares represented by such Certificate, without any interest thereon. If any cash is to be paid to a person other than the holder in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                  (b) To the extent not immediately required for payment for surrendered Shares as provided in Section 2.6(a), the Payment Fund shall be invested by the Payment Agent, as directed by the Parent (so long as such directions do not impair the rights of holders of Shares or the ability of the Payment Agent to timely pay the Merger Consideration), in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $300,000,000 in assets (a "Qualified Commercial Bank"); and any net earnings with respect thereto shall be paid to the Parent as and when requested by the Parent.

                  (c) The Payment Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5(a)(i) out of the Payment Fund. Promptly following the date that is six months after the date of the Effective Time, the Payment Agent shall deliver to the Parent all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation or the Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation or the Parent than may be accorded to general creditors of the Surviving Corporation or the Parent under applicable law.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Payment Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this
Article 2, subject to applicable law in the case of Dissenting Shares.

                  (e) From and after the Effective Time, holders of Certificates theretofore evidencing Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

                  (f) In the event any Certificate evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.5(a)(i), in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.


                  (g) The Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable law.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND THE PURCHASER

         The Parent and the Purchaser each represents and warrants to the Company as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Parent and the Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, materially impair the ability of the Parent or the Purchaser to perform its obligations hereunder.

         3.2 AUTHORITY. Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Parent and the Purchaser and by the Parent as the sole stockholder of the Purchaser and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

         3.3      COMPLIANCE.

                  (a) Neither the execution and delivery of this Agreement by the Parent and the Purchaser, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent or the Purchaser or any other direct or indirect subsidiary of the Parent under, any of the terms, conditions or provisions of (x) the charter documents or by-laws of the Parent or the Purchaser or any other direct or indirect subsidiary of the Parent or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, joint venture agreement or any other agreement or instrument or obligation to which the Parent or the Purchaser or any other direct or indirect subsidiary of the Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any other direct or indirect subsidiary of the Parent or any of their respective properties or assets; except, in the case of each of clause (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, in the aggregate, would not materially impair the ability of the Parent and the Purchaser to perform their obligations hereunder.

                  (b) Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the "takeover" or "blue sky" laws of various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), and except for any notices, filings, authorizations, consents or approvals which are required because of the regulatory status of the Company and its Subsidiaries (as defined in Section 4.2) or facts specifically pertaining to them, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, in the aggregate, materially impair the ability of the Parent and the Purchaser to perform their obligations hereunder.

         3.4 INFORMATION PROVIDED. Any written information provided by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9 (including the Schedule 14f that is a part thereof), on the date the Schedule 14D-9 is filed with the Commission, and on the date the Schedule 14D-9 is first published, sent or given to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.5 INTERIM OPERATIONS OF THE PURCHASER. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

         3.6 FINANCING. At the expiration of the Offer and at the Effective Time, the Parent and the Purchaser will have available all the funds necessary to purchase all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by the Parent or the Purchaser related to the transactions contemplated by this Agreement.

         3.7 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Parent, the Purchaser or any of their respective subsidiaries or affiliates.


                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the Disclosure Schedule previously delivered by the Company to the Parent (the "Disclosure Schedule"), the Company represents and warrants to the Parent and the Purchaser as follows:

         4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the condition (financial or other), results of operations, stockholders' equity, business, assets, properties, liabilities, capitalization or operations of the Company and its Subsidiaries taken as a whole or prevents or materially interferes with the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement. Copies of the Certificate of Incorporation and By-Laws of the Company have heretofore been delivered to the Parent and such copies are accurate and complete. The Company's original Certificate of Incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law and such election is in full force and effect such that Section 203 of the Delaware Law is inapplicable to any of the transactions contemplated by this Agreement. The resolution of the Company's Directors referred to in Section 1.3(c) is in full force and effect and has not been amended or modified.

         4.2      SUBSIDIARIES.

                  (a) The only direct or indirect subsidiaries of the Company (each a "Subsidiary" and collectively, the "Subsidiaries") are those listed in the Disclosure Schedule.

                  (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. Copies of the charter documents and by-laws of each Subsidiary have heretofore been made available to the Parent and such copies are accurate and complete.

                  (c) Except for directors' qualifying shares, if any (all of which the Company has the power to cause to be transferred for no or nominal consideration to the Purchaser or the Purchaser's designee), the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock in each of the Subsidiaries, there are no irrevocable proxies with respect to such shares, and no securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares or purchase shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of any claim, lien, encumbrance or agreement of any kind with respect thereto.

                  (d) Except for the Subsidiaries, the Company does not directly or indirectly own any equity or similar or other interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar or other interest in, any other corporation, partnership, joint venture, limited liability company or other business association or entity, other than any interests with an individual value of less than $250,000 and an aggregate value of less than $1,000,000 and which do not require any future payments or impose any other liabilities or obligations on the part of the Company or any of its Subsidiaries.

         4.3      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value, and 500,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock"), of which 10,000 shares of Preferred Stock are designated as Series A Preferred Stock and 490,000 shares are undesignated. As of the date of this Agreement (except in the case of clause
(iii) below, which is stated as of the day prior to the date of this Agreement):

                           (i)      20,710,606 Shares are issued and 20,209,606
                                    Shares are issued and outstanding;

                           (ii) 501,000 Shares are held in the treasury of the Company;

                           (iii) 3,613,325 Shares are reserved for issuance pursuant to outstanding Options (the "Company Options") heretofore granted under the Company's Amended and Restated 1996 Stock Incentive Plan (the "Option Plan");

                           (iv) no Shares are reserved for issuance in connection with the Company's 1996 Employee Stock Purchase Plan (the "ESPP");

                           (v) 1,252,835 Shares are reserved for issuance upon conversion, at the conversion price of $9.89 per share, of the Company's 8% Convertible Notes due 2002 (the "Convertible Notes") (calculated based on the outstanding principal under the Convertible Notes and the Conversion Price in effect as of the date of this Agreement) and $2,774,285 is the accrued interest payable under the Convertible Notes; and

                           (vi) no shares of Preferred Stock are issued and outstanding.

                  (b) All outstanding Shares are, and all Shares which may be issued will be, when issued in accordance with the terms of the agreements, plans or other documents governing their issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Certificate of Incorporation or the By-laws of the Company or any contract, agreement, arrangement of understanding to which the Company is a party or otherwise bound.

                  (c) Except as set forth above in this Section 4.3, there are no other shares of capital stock or other securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares. As of the date of this Agreement, no awards are outstanding under the Option Plans other than the Company Options listed on the Disclosure Schedule, no options are outstanding under the ESPP and no other stock appreciation rights, phantom stock, performance based rights or similar such equity rights or obligations were outstanding. The Disclosure Schedule sets forth with respect to each Company Option, the name of the option holder, the exercise price, the date of grant, vesting schedule and expiration date and with respect to the Option Plan, the number of Shares or Company Options reserved for issuance or grant and actually issued or granted under the Option Plan and the weighted average exercise price of all Company Options outstanding under the Option Plan as of the date hereof. Copies of the Option Plan, the ESPP and the Indenture governing the Convertible Notes (including the form of Convertible Notes) have heretofore been made available to the Parent and such copies are accurate and complete.

                  (d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of it Subsidiaries is a party to any voting agreement with respect to the voting of any of its securities. To the best of the Company's knowledge, none of the Shares is subject to any voting trust, transfer restrictions or other similar arrangements, except for vesting arrangements pursuant to agreements with the Company or restrictions on transfer imposed by the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws.

         4.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Directors and, except for the approval and adoption of this Agreement by the holders of a majority of the Shares (if required under the Delaware Law), no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

         4.5      COMPLIANCE.

                  (a) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) the charter documents or by-laws of the Company or any of its Subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, joint venture agreement or any other agreement or instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of them or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

                  (b) Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the "takeover" or "blue sky" laws of various states and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals, in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

         4.6      COMMISSION FILINGS; FINANCIAL STATEMENTS; INFORMATION
PROVIDED.

                  (a) The Company has filed with the Commission all required reports, schedules, forms, proxy and information statements, registration statements and other documents (including exhibits) required to be filed by it since February 14, 1996 (the "Commission Filings"). The Commission Filings, all of which were filed on a timely basis, (i) complied, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (b) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including any related notes or schedules) included in the Commission Filings complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes.

         (c) The unaudited consolidated financial information with respect to the quarter ended September 30, 1998 (including any related notes or schedules) (the "September 30 Financial Information") included in the Disclosure Schedule was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject to normal year-end audit adjustments and the absence of complete notes.

         (d) Any written information provided by or on behalf of the Company which is included in the Schedule 14D-1 or the Offer Documents, on the date the Schedule 14D-1 is filed with the Commission and on the date the Offer Documents are first published, sent or given to Stockholders of the Company, as the case may be, will comply in all material respects with the provisions of applicable securities laws and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 NO UNDISCLOSED LIABILITIES. Except as specifically and individually disclosed in the Commission Filings, the Disclosure Schedule or the September 30 Financial Information, neither the Company nor any Subsidiary has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (a) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1998, and (b) liabilities and obligations that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

         4.8 CHANGES. Except as expressly contemplated by this Agreement, set forth in the Commission Filings or reflected in the September 30 Financial Information, since September 30, 1998, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, and none of the following has occurred:

                  (a) any adverse change in the condition (financial or other), results of operations, stockholders' equity, business, assets, properties, liabilities, capitalization or operations of the Company and its Subsidiaries, that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, except as to matters which are attributable to the announcement or performance of this Agreement and the transactions contemplated hereby;

                  (b) any damage, destruction or loss, whether or not covered by insurance, that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

                  (c) any reevaluation by the Company or any of its Subsidiaries of any of their respective assets, including writing down the value of inventory or writing off notes or accounts receivables other than in the ordinary course of business consistent with past practice, that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

                  (d)      any action or event listed in Section 5.1; or

                  (e) any agreement by the Company to do any of the things described in the preceding clauses (a) through (d) other than as expressly contemplated or provided for herein.

         4.9      CONTRACTS.

                  (a) Except as identified on the exhibit indices of the Commission Filings, there are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any material lease, permit, concession, franchise, license or any other contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, in the aggregate, have not resulted in, or could not reasonably be expected to result in, a Material Adverse Effect.

                  (b) Section 4.9(b) of the Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company or any Subsidiary is a party or bound (A) with any affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of the Company), other than any agreements which are or have been fully performed and under which neither the Company nor any Subsidiary has any continuing liability or obligation, or (B) that includes any non-competition or similar provision imposing any restrictions or undertakings on the Company or any Subsidiary, other than any non-competition or similar provision relating solely to the eye wear and/or lens grinding business. Copies of all the agreements, contracts and arrangements set forth in Section 4.9(b) of the Disclosure Schedule have heretofore been made available to the Parent and such copies are accurate and complete.

         4.10 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Commission Filings, since December 28, 1995, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any Subsidiary or any transaction which would be subject to disclosure pursuant to Item 404 of Regulation S-K.

         4.11     EMPLOYEE BENEFITS AND CONTRACTS. Except as set forth in
Schedule 4.11(b) of the Disclosure Schedule:

                  (a) Neither the Company nor any ERISA Affiliate maintains or contributes to, or has any material obligation under, any Employee Benefit Plans other than those identified on Schedule 4.11(b) of the Disclosure Schedule. For the purposes of this Section 4.11, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder; "ERISA Affiliate," as applied to the Company, means any person or trade or business which is a member of a group which is under common control with the Company, who together with the Company, is treated as a single employer within the meaning of
Section 414(b) and (c) of the Code; and "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Company or has been assumed by the Company in connection with any acquisition or any of its ERISA Affiliates or (b) has at any time since October 16, 1992 been maintained for the employees of the Company or any current or former ERISA Affiliate.

                  (b) The Company and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans, except for failures to comply that in the aggregate have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect and except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Company or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan. For the purposes of this
Section 4.11, "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

                  (c) Neither the Company nor any affiliate is a party to any collective bargaining agreement. Neither the Company nor any affiliate has ever (i) maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, or (ii) had an obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  (d) Neither the Company nor any ERISA Affiliate has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.

                  (e) There are no unfunded obligations under any Employee Benefit Plan of the Company or any affiliate providing benefits after termination of employment to any employee or former employee, including but not limited to retiree health coverage and deferred compensation but excluding continuation of health coverage required to be continued under Section 4980(B) of the Code. Each Employee Benefit Plan of the Company, any Subsidiary or any of their respective affiliates may be amended or terminated by the Company, such Subsidiary or such affiliate without the consent or approval of any other person and without any termination fees, market value adjustments, surrender charges or other costs. There is no employment agreement, Employee Benefit Plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan of the Company or any affiliate, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be due as a result of or calculated on the basis of the transactions contemplated by this Agreement.

                  (f) No material proceeding, claim, lawsuit and/or investigation exists or to the best knowledge of the Company after due inquiry, is threatened concerning or involving any Employee Benefit Plan.

         4.12     PROPERTIES AND LIENS.

                  (a) All real property owned or leased by the Company or any Subsidiary is listed on the Disclosure Schedule, other than real property with a cost or fair market value of less than $10,000.

                  (b) Each of the Company and its Subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all of its material tangible properties and assets (personal and real) reflected in the balance sheet for the period ended September 30, 1998 included in the September 30 Financial Information, except for such as have been disposed of in the ordinary course of business since September 30, 1998. All such material tangible assets and properties, other than assets and properties in which the Company or any Subsidiary has a leasehold interest, are free and clear of all mortgages, security interests, pledges, liens and encumbrances ("Liens"), except for Liens that, in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted and have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

                  (c) Each of the Company and each Subsidiary has complied in all material respects with the term of all material leases for real or personal property to which it is a party, and all such leases are in full force and effect. Each of the Company and each Subsidiary enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

                  (d) The properties and assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

         4.13     ENVIRONMENTAL MATTERS.

                  (a) The Company and the Subsidiaries are in compliance with and have complied with all applicable Environmental Laws (as defined below), except for failures to comply that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. There is no pending or, to the best knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceedings or investigations, inquiries or information requests by any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), relating to any Environmental Law involving the Company or any of its Subsidiaries the adverse resolution of which would, either singularly or in the aggregate, result in, or could reasonably be expected to result in, a Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state, local or supranational law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species; (vi) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (vii) health and safety of employees and the public; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used in this Section 4.13, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA"). As used above, the phrase "investigation, inquiry or information request" includes, but is not limited to, any Notice of Responsibility or Section 104(e) Information Request issued pursuant to CERCLA or to any similar state law addressing the investigation and/or remediation of any environmental contamination.

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment by the Company or any of its Subsidiaries, or, to the best knowledge of the Company, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or any of its Subsidiaries that, in the aggregate, have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Company has given all notices required to be given by the Company or any of its Subsidiaries to Governmental Entities. The Company has no actual knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or any of its Subsidiaries that, in the aggregate, have, or could reasonably be expected to have, a material impact on the real property or facilities owned, operated or controlled by the Company or any of its Subsidiaries or that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) Set forth in the Disclosure Schedule is a list of all material environmental reports, investigations and audits conducted by or on behalf of the Company or any of its Subsidiaries or, to the best knowledge of the Company, conducted by or on behalf of a third party (whether done at the initiative of the Company or directed by a Governmental Entity or other third party) issued or conducted during the past five years relating to premises currently owned or operated by the Company or any of its Subsidiaries. Copies of each such report, or the results of each such investigation or audit, have heretofore been made available to the Parent and such copies are accurate and complete, except that the Company makes no representation as to the accuracy or completeness of any reports prepared by or for third parties.

                  (d) To the best knowledge of the Company, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been utilized by the Company or any of its Subsidiaries, which have resulted in, or could reasonably be expected to result in, either singularly or in the aggregate, a Material Adverse Effect.

                  (e) The Company and the Subsidiaries have all requisite licenses, permits, certificates, permits-by-rule and approvals under the Environmental Laws from Governmental Entities necessary to conduct its business and operate its assets (collectively, the "Environmental Permits"), except for such licenses, permits, certificates, permits-by-rule and approvals the absence of which, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. No Environmental Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement. The Environmental Permits do not contain restrictions, limitations or other terms or conditions that will restrict the ability of the Surviving Corporation to continue to operate its business subsequent to the Effective Time in substantially the same manner as it is currently being operated.

                  (f) To the best knowledge of the Company, neither the Company nor any of its Subsidiaries have assumed any liability, responsibility, commitment or obligation under any Environmental Law arising in any way from the existence or operation of any company, organization or entity that is or was a predecessor to the Company or any of its Subsidiaries, which liability, responsibility, commitment or obligation has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

         4.14     TAXES.

                  (a) Except as set forth in Section 4.14(a) of the Disclosure Schedule, each of the Company and the Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Except as set forth in Section 4.14(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. To the best knowledge of the Company, each group of corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns (an "Affiliated Group") has filed all material Tax Returns that it was required to file with respect to any period in which the Company or a Subsidiary was a member of such Affiliated Group (an "Affiliated Period"), and all such Tax Returns were complete and accurate in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes (as defined below) that were shown to be due and payable on such Tax Returns and, to the best knowledge of the Company, each Affiliated Group has paid all Taxes that were shown to be due and payable on such Tax Returns with respect to all such Tax Returns filed for Affiliated Periods, except in either case for failures to pay Taxes that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through September 30, 1998 do not exceed the accruals and reserves for Taxes (excluding any assets, accruals, and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet as of September 30, 1998 referred to in Section 4.6(c) of this Agreement and included in the Disclosure Schedule. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority, except for failures to withhold, collect or pay that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company has made available to the Buyer complete and accurate copies of all federal income Tax Returns filed by, and examination reports and statements of deficiencies assessed against or agreed to by, the Company or any Subsidiary since December 28, 1995. Except as set forth in
Section 4.14(b) of the Disclosure Schedule, the federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in the Disclosure Schedule. The Company has made available to the Buyer complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after December 28, 1995. Except as set forth in Section 4.14(b) of the Disclosure Schedule, no examination or audit of any Tax Return of the Company or any Subsidiary by any taxing authority is currently in progress or, to the best knowledge of the

Company, threatened or contemplated, except in either case for matters that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. Neither the Company nor any Subsidiary has been informed by any taxing authority that the taxing authority believes that the Company or Subsidiary was required to file any Tax Return that was not filed, except for matters that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, except for any waivers and extensions that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

                  (c) Except as set forth in Section 4.14(c) of the Disclosure Schedule, neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; or
(iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

                  (d)      None of the assets of the Company or any Subsidiary:
(i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (e) Neither the Company nor any Subsidiary has undergone, or will undergo as a result of the transactions contemplated by this Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

                  (f) Except as set forth in Section 4.14(f) of the Disclosure Schedule, no state or federal "net operating loss" of the Company determined as of the Effective Time is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Effective Time.

                  (g) Except as set forth in Section 4.14(g) of the Disclosure Schedule, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

                  (h) Except as set forth in Section 4.14(h) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

         4.15 COMPLIANCE WITH LAWS; PERMITS. Neither the Company nor any Subsidiary (a) is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or (b) has received any notice from any Governmental Entity or any other person that either the Company or any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted, except for such permits, licenses and franchises the absence of which, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

         4.16 INTELLECTUAL PROPERTY. The Company, or a Subsidiary, has exclusive ownership of or rights to use each patent, patent application, copyright (whether or not registered), copyright application, trademark (whether or not registered), trademark application, trade name, service mark, and other trade secret or proprietary intellectual property (collectively, "Intellectual Property") owned by or used in and material to the business of the Company and the Subsidiaries, taken as a whole. The Disclosure Schedule sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company or any Subsidiary that are material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as now operated. None of the previous or current development, manufacture, marketing or distribution of products or services of or by the Company or any Subsidiary infringes the right of any other person, except for any such infringements that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. To the best knowledge of the Company, no other person is infringing the rights of the Company or any Subsidiary in any such Intellectual Property, except for any such infringements that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

         4.17 LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries subject to any order, judgment, writ, injunction or decree, except in either case for matters that, in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

         4.18 PREPAYMENT OF INDEBTEDNESS. All of the outstanding indebtedness (whether secured or unsecured) for borrowed money of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiaries without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

         4.19 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

         4.20     YEAR 2000 COMPLIANCE.

                  (a) All of (i) the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems, and (ii) the software, hardware, firmware and other technology which constitute part of the products and services manufactured, marketed or sold by the Company or licensed by the Company to third parties are Year 2000 Compliant (as defined below), except in either case for any failures to be Year 2000 Compliant that in the aggregate have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

                  (b) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

                           (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                           (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                           (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

         4.21 INSURANCE. The Company maintains insurance policies (the "INSURANCE POLICIES") against all risks of a character and, to the Company's best knowledge, in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. To the Company's best knowledge, none of the Insurance Policies that are material to the business of the Company and its Subsidiaries taken as a whole will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Since January 1, 1996, no insurer under any Insurance Policy that is material to the business of the Company and its Subsidiaries taken as a whole has, in writing, canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

         4.22 NO EXISTING DISCUSSION. As of the date hereof, the Company has ceased any and all discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.5).

         4.23 BROKERS. No broker, finder or investment banker other than the Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or affiliates. The Company has provided to the Parent a true and complete copy of its entire agreement with the Financial Advisor.



                                    ARTICLE 5
                               CONDUCT OF BUSINESS


         5.1 CONDUCT PRIOR TO EFFECTIVE TIME. Except as a result of entering into or as expressly contemplated by this Agreement or any Disclosure Schedule relating to this Article 5, the Company covenants and agrees that, unless the Parent shall otherwise agree in writing, prior to the Effective Time, the business of the Company and its Subsidiaries shall in all material respects be conducted only in, and the Company and its Subsidiaries shall not take any material action except in, the ordinary course of business and consistent with past practice, and the Company shall use all reasonable efforts, consistent with past practice, to maintain and preserve its and each Subsidiary's business organization, assets, employees and advantageous business relationships. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, except as a result of entering into or as expressly contemplated by this Agreement or any Disclosure Schedule relating to this Article 5, the Company shall not, and not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

                           (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent: (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than the payment to holders of Company Options outstanding on the date hereof of an amount equal to the difference between the price per Share to be paid in the Offer and the exercise price of such Company Option in exchange for the cancellation or termination of such Company Option;

                           (ii) issue, deliver, sell, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options or conversion of Convertible Notes outstanding on the date of this Agreement in accordance with their present terms);

                           (iii) amend its Certificate of Incorporation or By-laws or other comparable charter or organizational documents;

                           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and the Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

                           (v) except in the ordinary course of business and consistent with past practice, sell, lease, license, pledge or otherwise dispose of or encumber any assets of the Company or of any of its Subsidiaries (including any indebtedness owned to them or any claims held by them);

                           (vi) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries, but excluding the sale of products in the ordinary course of business consistent with past practice);

                           (vii) except as permitted by Section 6.5, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

                           (viii)   (A) incur or suffer to exist any
                  indebtedness for borrowed money, other than Permitted Indebtedness (as defined below), or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances (other than to employees of the Company in the ordinary course of business) or capital contributions to, or investments in, any other person other than between the Company and its Subsidiaries or any of them. For purposes of this Section 5.1, "Permitted Indebtedness" means (I) indebtedness for borrowed money that existed as of September 30, 1998 as reflected on the balance sheet included in the September 30, 1998 Financial Information, (II) indebtedness for borrowed money of not more than $2,000,000 incurred thereafter in the ordinary course of business and consistent with past practice under loan agreements in existence as of September 30, 1998, and (III) indebtedness for borrowed money in an amount not exceeding the total amount paid to the holders of Company Options as payment for the cancellation or termination of such Company Options as described in Section 5.1(i)(C);

                           (ix) make or agree to make any new capital expenditures or expenditures not already in process on the date of this Agreement with respect to property, plant or equipment in excess of $150,000 in the aggregate for the Company and the Subsidiaries, taken as a whole;

                           (x) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

                           (xi) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Commission Filings or the September 30 Financial Information or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any material confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

                           (xii) except in the ordinary course of business, materially modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims;

                           (xiii) other than in the ordinary course of business consistent with past practice, enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its Subsidiaries;

                           (xiv) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or except as set forth in Section 5.1(xiv) of the Disclosure Schedule, (A) adopt, enter into, terminate or amend any written employment agreement, or any oral employment agreement that is not terminable by the Company or any Subsidiary without any penalty on notice of 30 days or less, or any benefit plan for the benefit or welfare of any current or former director, officer or employee, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) pay any material benefit not provided for under any benefit plan or employment or other compensation arrangement, other than the payment of bonuses following the date of this Agreement to employees (other than officers and directors of the Company or any Subsidiary) in the ordinary course of business and of a nature and in amounts consistent with past practice, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (E) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

                           (xv) make any tax election or, except in the ordinary course of business consistent with past practice, settle or compromise any federal, state, local or foreign tax liability;

                           (xvi) issue any options or commence any offering of Shares pursuant to the ESPP; or

                           (xvii) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.


                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1      COMPANY STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

                  (a) If approval of the Merger by the stockholders of the Company is required under Delaware Law in order to consummate the Merger, the Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to and subject to the conditions of the Offer (coordinating the timing thereof with the Parent), duly call, give notice of, convene and hold a special or annual meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining stockholder approval of this Agreement, the Merger and the transactions contemplated hereby. Except and to the extent otherwise permitted pursuant to
Section 6.5, the Company will, through its Board of Directors, recommend to its stockholders that they approve the Merger. Notwithstanding the foregoing, if the Purchaser or any other subsidiary of the Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of the Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (but in no event earlier than January 11, 1999, unless otherwise requested by the Parent) after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL. The Parent and the Purchaser shall vote or cause to be voted any Shares beneficially owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby.

                  (b) If approval of the Merger by the stockholders of the Company is required under Delaware Law in order to consummate the Merger, the Company will, at the Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy or information statement (the "Proxy Statement") with the Commission in accordance with the Exchange Act and any other applicable laws, and will use its best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the Commission or its staff. The Company will notify the Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders and file with the Commission such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to the Company's stockholders unless it has first obtained the consent of the Parent to such mailing, which consent will not be unreasonably withheld.

         6.2 DISPOSITION OF THE SHARES. The Parent and the Purchaser shall not, and they shall cause their direct and indirect subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares beneficially owned by the Parent, the Purchaser or their respective direct or indirect subsidiaries, as of the date of this Agreement, or acquired pursuant to the Offer or otherwise prior to the meeting of the Company's stockholders, if any is required, pursuant to which the Shares are voted with respect to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that this Section 6.2 shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all of such Shares in transactions involving solely the Parent, the Purchaser and/or one or more of their direct or indirect subsidiaries or in connection with any Qualified Acquisition Proposal (as defined in Section 6.5).

         6.3      FEES AND EXPENSES.

                  (a) Except as otherwise provided in this Section 6.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and neither party may recover any such fees and expenses from the other party upon any termination of this Agreement.

                  (b) The Company shall immediately pay to the Parent $7,450,000 in cash if:

                           (i) the Trigger Event specified in Section 6.3(e)(i) shall have occurred, and the Parent shall have elected to terminate this Agreement pursuant to Section 8.1(c)(iii); or

                           (ii) the Trigger Event specified in Section 6.3(e)(ii) shall have occurred; or

                           (iii) the Company shall have elected to terminate this Agreement pursuant to Section 8.1(b)(v).

                  (c)      In addition to any payment provided for above in this
Section 6.3, if (x) any of the events specified in Section 6.3(b)(i), (ii) or
(iii) shall have occurred or (y) the Parent terminates this Agreement pursuant to Section 8.1(c)(iv), then, the Company shall immediately pay to the Parent an amount equal to the reasonable out-of-pocket expenses incurred by the Parent and the Purchaser in connection with the evaluation, negotiation, implementation and consummation of the transactions contemplated by this Agreement (including fees and expenses of legal counsel, solicitors, accountants, printers and financial advisors and investment bankers); PROVIDED, HOWEVER, that, in no event shall the amount payable by the Company pursuant to this Section 6.3(c) exceed $500,000. The Purchaser and the Parent shall promptly provide the Company with invoices or other reasonable evidence of such expenses upon written request by the Company, and the Parent shall forthwith return any portion of expenses reimbursed by the Company as to which such invoices or other evidence are not provided.

                  (d) Nothing contained in this Section 6.3 shall relieve the Company of its obligation (except and to the extent otherwise permitted pursuant to Section 6.5 below) to recommend that the Company's stockholders accept and approve the Offer and the Merger. The provisions contained in this
Section 6.3 shall survive any termination of this Agreement.

                  (e) As used in this Agreement, the term "Trigger Event" shall mean any of the following events:

                           (i) the Company's Directors, whether or not in the exercise of their fiduciary or other legal duties, either
                  (A) shall have failed to approve or recommend, or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation of, the Offer, the Merger or this Agreement or (B) take any action (other than as expressly permitted under clauses (i) and (ii) of the second sentence of Section 6.5(a)) with respect to any Qualified Acquisition Proposal other than to recommend rejection of the Qualified Acquisition Proposal (including taking a position of neutrality or failing to take any position within 10 business days after the making or commencement of a Qualified Acquisition Proposal); or

                           (ii) prior to the final expiration of the Offer, an Acquisition Proposal shall have become publicly known and this Agreement is terminated (other than as a result of a material breach of this Agreement by the Parent or the Purchaser) and, within 12 months after such termination, (A) the Company enters into a merger or other agreement that contemplates the consummation of an Acquisition Proposal at a price equal to or greater than the aggregate consideration payable for Shares pursuant to the Offer and the Merger or (B) the holders of Shares become entitled to receive consideration per Share greater than the Merger Consideration in a transaction or series of transactions in connection with an Acquisition Proposal.

         6.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using all reasonable efforts:
(A) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign laws or regulations; (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (D) to effect all necessary registrations and filings, including filings under the Hart-Scott-Rodino Act and submissions of information requested by governmental authorities; and (E) to fulfill all conditions to this Agreement. Each of the Company, the Parent and the Purchaser further covenants and agrees that, prior to the exercise by the Parent or the Purchaser of the right to terminate the Offer under paragraphs (c) or (d) of ANNEX I hereto, each of the Company, the Parent and the Purchaser shall use all reasonable efforts (which shall not be construed to require the payment of any money to a third party or the divestiture of or requirement to hold separate (through a trust or otherwise) any business or assets) to prevent, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order specified in such paragraphs, the entry, enactment or promulgation thereof, as the case may be. For purposes of the foregoing, the obligation of the Parent and the Purchaser to use "all reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a modification of the terms of such documents, except as expressly contemplated hereby or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.

         6.5      NO SOLICITATION.

                  (a) The Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries, to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) enter into, maintain, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal with any person, entity or group other than the Parent, the Purchaser or their respective direct or indirect subsidiaries or affiliates (a "Third Party"). Notwithstanding the foregoing, the Company, its Subsidiaries, and their respective officers, directors, employees, representatives, agents and affiliates, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries, may (i), in the case of a Qualified Acquisition Proposal (as defined below) only, furnish or cause to be furnished information concerning the Company's business, properties or assets to a Third Party (subject to such Third Party executing a confidentiality agreement on terms no less favorable to the Company than those in the confidentiality agreement previously entered into by the Parent and the Company), (ii), in the case of a Qualified Acquisition Proposal only, enter into, participate in, conduct or engage in discussions or negotiations with such Third Party, (iii) to the extent that the Board of Directors of the Company is required by its fiduciary duties, as advised by counsel, take any position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act, and
(iv) may, in the case of a Qualified Acquisition Proposal only and only prior to the acceptance for payment of that number of Shares tendered pursuant to the Offer sufficient to satisfy the Minimum Condition and in compliance with the provisions of this Section 6.5 (including Section 6.5(c)), enter into an agreement to consummate a Qualified Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or its Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 25% or more of the equity securities of, the Company or any of its Subsidiaries, in a single transaction or series of related transactions; (ii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Qualified Acquisition Proposal" means an unsolicited, bona fide, written Acquisition Proposal made by a Third Party that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on the opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration to the Company's stockholders provided for in such proposal exceeds the value of the consideration to the Company's stockholders provided for in this Agreement by the Offer and the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such Third Party and which Acquisition Proposal, in the good faith judgment of the Board of Directors of the Company, is likely to be consummated. Nothing contained herein shall be construed to prohibit the Company from making such disclosure to stockholders that, in the judgment of the Board of Directors of the Company, as advised by counsel, may be required by law or necessary to discharge any fiduciary duty imposed thereby.

                  (b) The Company will immediately notify the Parent of, and will disclose to the Parent all details of, (i) any Acquisition Proposal it receives, (ii) any written indications that any person is interested in making an Acquisition Proposal or (iii) the initiation and status of discussions or negotiations relating to any Acquisition Proposal (it being understood that pursuant to Section 6.3, any such Acquisition Proposal must be a Qualified Acquisition Proposal). In the event that the Company furnishes any nonpublic information to any party other than the Parent, it shall simultaneously provide the Parent with copies of or access to all such information. Nothing in this paragraph (b) shall be construed as interfering with the

Company's obligations to its stockholders under Rule 14e-2 promulgated under the Exchange Act.

                  (c) Notwithstanding any other provision in this Agreement, the Company may not enter into any agreement with any Third Party in connection with a Qualified Acquisition Proposal unless (i) at least three business day prior thereto the Company shall have provided the Parent and the Purchaser a copy of the Qualified Acquisition Proposal, (ii) within such three business day period, the Parent and the Purchaser do not make an offer which, in the good faith judgment of the Board of Directors of the Company (based on the advice of the Company's independent financial advisor) is at least as favorable to the Company's stockholders as such Acquisition Proposal, (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(b)(v) below, and
(iv) prior thereto the Company shall have paid the fees specified in Section 6.3(b) and shall have deposited $500,000 in trust with a Qualified Commercial Bank for the payment of the expenses specified in Section 6.3(c).

                  (d) The Company will use reasonable efforts to have all copies of all nonpublic information it or its officers, directors, employees, representatives or affiliates have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

         6.6      NOTIFICATION OF CERTAIN MATTERS.

                  (a) The Company shall give prompt notice to the Parent, of (i) any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or (ii) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Company or the conditions to the obligations of the parties hereunder.

                  (b) Without limiting the foregoing, the Company shall, within 24 hours after it has notice of any of the following, notify the Parent of:

                           (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transaction contemplated hereby.

                  (c)      The Parent shall give prompt notice to the Company of
(i) any representation or warranty made by the Parent or the Purchaser contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or (ii) the failure by the Parent or the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Parent or the Purchaser or the conditions to the obligations of the parties hereunder.

         6.7 ACCESS TO INFORMATION. Except as restricted under applicable law and the restrictions noted below, the Company shall, and shall cause its Subsidiaries, and the Company's and such Subsidiaries' respective officers, directors, employees and agents to, afford to the Parent and to the officers, employees, representatives and agents of the Parent (including attorneys, accountants and environmental consultants) reasonable access at reasonable times, from the date hereof to the Effective Time, to the Company's and any Subsidiary's officers, employees, agents, facilities, properties, books, records and contracts, and shall furnish the Parent all relevant financial, operating and other data and information as the Parent, through its officers, employees or agents, may reasonably request, except for information (other than information subject to disclosure to the Parent or the Purchaser pursuant to Section 6.5) received or held by the Company pursuant to a confidentiality agreement with a third party which confidentiality agreement would be breached by such disclosure. Without limiting the generality of the foregoing, the parties expressly agree that such access will include full cooperation with the Parent in connection with any environmental investigation to be undertaken by the Parent. All such investigations and access shall be conducted in a manner as not to interfere unreasonably with the business operations of the Company. All access to personnel and facilities of the Company or any Subsidiary prior to the closing of the Offer shall be made only with the prior written consent of the Chairman of the Board or the Chief Financial Officer, which consent shall not be unreasonably withheld or delayed. In addition, the Company agrees to cooperate, as reasonably requested, in connection with filings by the Parent or the Purchaser (or any affiliate of the Parent or the Purchaser) with the Commission (including registration statements), including, without limitation, obtaining financial information and related accountants' consents for inclusion in the Parent's or the Purchaser's (or any of their affiliates') Commission filings. Without limiting the generality of the foregoing, the Company shall use its best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants.

         6.8      INDEMNIFICATION AND INSURANCE.

                  (a) The Parent and the Purchaser agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the present or former employees, agents, directors or officers of the Company and its Subsidiaries (the "Indemnified Parties"), as provided in their respective charters or by-laws in effect on the date hereof, shall survive the Offer and the Merger and shall continue in full force and effect for a period of six years from the Effective Time and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by law; PROVIDED, HOWEVER, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

                  (b) Subject to the terms and conditions of this Section 6.8, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary and their respective heirs, executors, administrators, personal representatives or assigns (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative (a "Proceeding"), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-laws as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                  (c) Each Indemnified Party shall give written notice to the Company or the Surviving Corporation, as the case may be (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any Proceeding resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such Proceeding, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to given notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.8(b) unless and to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. In the event that the Indemnifying Party does not assume the defense pursuant to this paragraph (c) of any Proceeding of which the Indemnifying Party receives notice as provided herein, any expenses incurred by the Indemnified Party in defending such Proceeding shall be paid by the Indemnifying Party in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by the Indemnified Party in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnified Party to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by the Indemnifying Party in accordance with this Section 6.8. The Indemnified Party shall cooperate with the Indemnifying Party and provide access to all documents necessary or beneficial to the defense of any Proceeding. Neither the Company nor the Surviving Corporation shall be liable for any settlement of any Proceeding effected without its written consent.

                  (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then, and in each such case, the Parent will either guaranty the indemnification obligations referred to in this
Section 6.8 or will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

                  (e) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  (f) The Parent shall maintain in effect for three years from the date of the Effective Time, if available, directors' and officers' liability insurance policies covering the directors and officers of the Company as of the date hereof, with coverages and other terms substantially as favorable to such directors and officers as is currently in effect; PROVIDED, HOWEVER, that the Parent shall not be required to spend more than an amount per year equal to 150% of the current annual premium paid by the Company as of the date hereof for such insurance; and provided, further, that if the premium for such coverage exceeds such amount, the Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

         6.9 FILINGS AND OTHER MATTERS. The Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect. The Company shall promptly provide to the Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         6.10 FAIR PRICE STRUCTURE. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby or by the Stockholders' Agreement, the Company and the members or the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

         6.11 PARENT GUARANTY. The Parent hereby unconditionally and irrevocably guarantees the Purchaser's obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Purchaser. The guaranty described in this Section 6.11 is a guaranty of payment and not of collection.

         6.12     COMPANY OPTIONS.

                  (a) As of the Effective Time, the Parent shall assume the Option Plan and the obligations of the Company thereunder and all of the Company Options which are then outstanding shall be assumed by the Parent. Immediately after the Effective Time, each such Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, such number of shares of common stock, par value $1.00 per share, of the Parent (the "Parent Common Stock") as is equal to the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price of the Parent Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal (or if not so reported in another authoritative source), for the ten trading days ending on the date of the expiration of the Offer (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option shall be equal to the per share exercise price of such Company Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the average closing price of the Parent Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal (or if not so reported in another authoritative source), for the ten trading days ending on the date of the expiration of the Offer and the denominator of which is the Merger Consideration (with any fraction resulting from such multiplication to be rounded up to the nearest whole cent). Except as otherwise provided in this Section 6.12, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code and all of the other terms of the Company

Options shall otherwise remain unchanged. This Section 6.12 is intended to meet the requirements of Section 424(a) of the Code and shall be interpreted consistent with such intent.

                  (b) As soon as practicable after the Effective Time, the Parent shall deliver to each holder of an outstanding Company Option an appropriate notice setting forth such holder's rights pursuant to such Company Options, as amended by this Section 6.12, and the agreements evidencing such Company Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 6.12 and such notice).

                  (c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options assumed in accordance with this
Section 6.12. As soon as practicable after the Effective Time, the Parent shall, with respect to all shares of Parent Common Stock subject to such Options, (i) either (x) file a Registration Statement on Form S-8 (or any successor form) under the Securities Act or (y) file any necessary amendments to the Company's previously filed Registration Statements on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event, shall use all reasonable efforts to maintain the effectiveness of such registration statement for so long as such Company Options remain outstanding, and (ii) take all actions necessary to have such shares of Parent Common Stock approved for listing on the New York Stock Exchange, subject to official notice of issuance. Notwithstanding any other term of this Agreement, after the Effective Time, no assumed Company Option may be exercised until such registration statement has become effective and such approval has been obtained.

                  (d) The Company shall take all necessary actions pursuant to the Option Plan and the agreements evidencing the Company Options to provide for the assumption of the Company Options in accordance with this Section 6.12.

         6.13 CERTAIN PAYMENTS. The Parent shall cause the Company to pay, in accordance with their respective terms, all bonuses, severance payments, accrued vacation pay and all other payments expressly set forth in Section 6.13 of the Disclosure Schedule to the persons set forth on such Disclosure Schedule who will be terminated as of the closing of the Offer, within one business day following payment and acceptance of the Shares in the Offer (except as otherwise specifically set forth in Section 6.13 of the Disclosure Schedule, which shall be paid in accordance therewith). The Company hereby represents and warrants that, upon receipt of the payments listed in Section 6.13 of the Disclosure Schedule, neither the Company nor any Subsidiary will have any further obligation to any of the individuals listed in Section 6.13 other than (a) pursuant to Company Options held by such individuals as set forth in Section 4.3 of the Disclosure Schedule or (b) as otherwise expressly provided for or disclosed in this Agreement or the Disclosure Schedule.

                                    ARTICLE 7
                                   CONDITIONS

         7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by all parties at or prior to the Effective Time of each of the following conditions:

                  (a) The Parent or the Purchaser shall have made, or caused to be made, the Offer on the terms and conditions set forth therein and shall have purchased, or caused to be purchased, all Shares validly tendered and not withdrawn pursuant to the Offer;

                  (b) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company, if any, required by the Delaware Law and the Company's Certificate of Incorporation;

                  (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated; and

                  (d) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, shall be in effect, which would make the acquisition or holding by the Parent or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

         7.2 CONDITIONS TO THE PARENT'S AND THE PURCHASER'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Parent and the Purchaser to consummate the Merger shall be further subject to the condition that, at or prior to the Effective Time, all governmental and third-party consents and approvals required to be obtained by the Company to consummate the Merger shall have been obtained, except for (a) consents required under the Company's credit facility with NationsBank, National Association as in effect on the date of this Agreement and
(b) such consents and approvals where the failure to obtain such consent or approval would not have a Material Adverse Effect.


                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company, as follows:

                  (a) Subject to Section 1.3, by mutual written consent of the Boards of Directors of the Parent and the Company; or

                  (b)      By the Company:

                           (i) if neither the Parent nor any of its subsidiaries or affiliates shall have (A) publicly announced its intention to make the Offer no later than the first business day following the date of this Agreement or (B) commenced the Offer within five business days of such announcement unless such failure to commence the Offer is due to the material breach of this Agreement by the Company; or

                           (ii) if, in the absence of any material breach of this Agreement by the Company, (A) the Offer shall have been terminated or the Purchaser shall have allowed the Offer to expire without the purchase of such number of Shares thereunder as satisfies the Minimum Condition (as defined in ANNEX I hereto); or (B) neither the Parent nor any of its subsidiaries or affiliates shall have paid for all Shares validly tendered pursuant to the Offer and not withdrawn within 60 days after the commencement of the Offer; or

                           (iii) if the Effective Time shall not have occurred on or before March 31, 1999 due to a failure of any of the conditions to the obligation of the Company to effect the Merger set forth in Section 7.1; or

                           (iv) if, prior to the purchase of any Shares pursuant to the Offer, the Parent or the Purchaser fails to perform any of their respective obligations under this Agreement and such failure or nonperformance materially impairs the Parent's and the Purchaser's ability to consummate the Offer or the Merger; or

                           (v) if the Company has, in accordance with the terms of Section 6.5 above, entered into an agreement with a Third Party to consummate a Qualified Acquisition Proposal; or

                           (vi) if there shall have been a breach of any material representation and warranty of the Purchaser or the Parent set forth herein prior to expiration or termination of the Offer, which breach is not cured within five days following written notice thereof by the Company to the Purchaser and the Parent.

                  (c)      By the Parent:

                           (i) if, due to an occurrence that would result in a failure to satisfy any of the conditions set forth in ANNEX I hereto, the Parent or any of its subsidiaries or affiliates shall have (A) failed to commence the Offer within five business days of the date on which the Purchaser's intention to make the Offer is publicly announced;
                  (B) terminated the Offer without the purchase of any Shares thereunder; or (C) failed to pay for Shares pursuant to the Offer within 60 days after the commencement of the Offer; or

                           (ii) if the Effective Time shall not have occurred on or before March 31, 1999 due to a failure of any of the conditions to the obligations of the Parent and the Purchaser to effect the Merger set forth in Sections 7.1 and
                  7.2 otherwise than as a result of a material breach or default by the Parent or the Purchaser hereunder; or

                           (iii) if a Trigger Event specified in Section 6.3(e)(i) occurs; or

                           (iv) if, prior to the purchase of any Shares pursuant to the Offer, the Company fails to perform in any respect any of its material obligations under this Agreement, which failure to perform (other than a failure to perform an obligation set forth in Section 6.5, as to which there shall be no cure period) is not cured within five days following written notice thereof by the Parent to the Company.

                  (d) By either the Company or the Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this provision shall have performed its obligations under
Section 6.4.

                  (e) Notwithstanding any other provision of this Agreement, the termination of this Agreement by the Company pursuant to Section 8.1(b)(v) above shall be of no force or effect unless prior thereto the Company shall have complied with Section 6.5(c) above.

         8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Purchaser or the Company hereunder, except as set forth in Section
6.3 or Section 9.4; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement.

         8.3 AMENDMENT. This Agreement may not be amended except, subject to Section 1.3, by action of the Board of Directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that if this Agreement and the Merger are subject to stockholder approval then, after such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval.

         8.4 WAIVER. At any time prior to the Effective Time, whether before or after any special meeting of the stockholders of the Company to vote on the Merger, any party hereto, subject to Section 1.3, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations; provided, however, that if this Agreement and the Merger are subject to stockholder approval then, after such approval, no waiver shall be made which by law requires further approval by such stockholders without obtaining such further approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. For purposes of this Section 8.4, the Parent and the Purchaser shall be considered to be one party.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1 PUBLICITY. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue, or permit any of their respective subsidiaries to issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such release will use reasonable efforts to obtain comments from the other party before issuance of such release or statement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if (i) delivered personally, (ii) sent by certified or registered mail, return receipt requested,
(iii) sent by overnight courier for delivery on the next business day or (iv) sent by confirmed telecopy, provided that a confirmation copy of all such telecopied materials is thereafter sent within 24 hours in the manner described in clauses (i), (ii) or (iii), to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  (a)      If to the Parent or the Purchaser:

                           EG&G, Inc.
                           45 William Street
                           Wellesley, Massachusetts 02181
                           Attention: General Counsel
                           Telecopy No.: 781-431-4115

                           with a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attention: David E. Redlick, Esq.
                           Telecopy No.: 617-526-5000

                  (b)      If to the Company:

                           Lumen Technologies, Inc.
                           555 Theodore Fremd Avenue
                           Suite B302
                           Rye, New York 10580
                           Attention: President
                           Telecopy No.: 914-967-9405

                           with a copy to:

                           Kane Kessler, P.C.
                           1350 Avenue of the Americas
                           New York, New York 10019
                           Attention: Robert L. Lawrence, Esq.
                           Telecopy No.: 212-245-3009

         Notices provided in accordance with this Section 9.2 shall be deemed delivered (i) on the date of personal delivery, (ii) four business days after deposit in the mail, (iii) one business day after delivery to an overnight courier, or (iv) on the date of confirmation of the telecopy transmission, as the case may be.

         9.3 INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, including ANNEX I, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, including ANNEX I, the term "subsidiary" of any person means another person whether foreign or domestic, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. For avoidance of doubt, the parties acknowledge that Voltarc Technologies, Inc. is a Subsidiary of the Company. As used in this Agreement, including ANNEX I, the term "affiliate" of any person means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or subsidiary of the Purchaser or the Parent. Inclusion of information in the Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information. For purposes of this Agreement, "business day" shall have the meaning set forth in Rule 14d-1(c)(6) of the Exchange Act.

         9.4 REPRESENTATIONS AND WARRANTIES; ETC. The respective representations and warranties of the Company, the Parent and the Purchaser contained herein shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.4 shall have no effect upon any other obligation of the parties hereto, which by their terms contemplate performance after the Effective Time. If this Agreement shall terminate after acceptance for payment by the Purchaser of Shares pursuant to the Offer, but prior to the Effective Time, the agreements of the parties contained in Sections 6.3, 6.8, 6.11 and
6.13 shall also survive the termination of this Agreement.

         9.5 MISCELLANEOUS. This Agreement together with the Confidentiality Agreement between the Parent and the Company dated June 9, 1998 constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement (i) except as provided in Sections 6.8, 6.11 and 6.13 is not intended to confer upon any other person any rights or remedies hereunder, create any agreement of employment with any person or otherwise create any third-party beneficiary hereto; (ii) shall not be assigned, except that the Purchaser may assign its rights and obligations to one or more direct or indirect wholly owned subsidiaries of the Parent which in a written instrument shall make all the representations and warranties of the Purchaser set forth herein and shall agree to assume all of the Purchaser's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the Parent or the Purchaser of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         9.6 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         9.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.




                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                   EG&G, INC.


                                   By: /s/ Gregory L. Summe
                                       ---------------------------------------
                                       Name: Gregory L. Summe
                                       Title: President and
                                              Chief Operating Officer



                                   LIGHTHOUSE WESTON CORP.


                                   By: /s/ Daniel T. Heaney
                                       ---------------------------------------
                                       Name: Daniel T. Heaney
                                       Title: Treasurer



                                   LUMEN TECHNOLOGIES, INC.


                                   By: /s/ Martin Franklin
                                       ---------------------------------------
                                       Name: Martin E. Franklin
                                       Title: Chairman Of The Board

                                     ANNEX I


                             CONDITIONS OF THE OFFER

         Notwithstanding any other provisions of the Offer or this Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer unless the number of Shares tendered and not withdrawn not later than the date and time of expiration of the Offer, shall equal at least a majority of the Fully Diluted Shares (as defined below) (such number of Shares, the "Minimum Condition"). For purposes of this Agreement: "Fully Diluted Shares" shall mean all outstanding securities entitled generally to vote in the election of directors of the Company after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities (other than (i) the exercise of Company Options that are exercisable for Shares that would, following such exercise, be subject to the Stockholders' Agreement and (ii) conversion of the Convertible Notes).

         Furthermore, notwithstanding any other provisions of the Offer or this Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered pursuant to the Offer unless all applicable waiting periods under the Hart-Scott- Rodino Act shall have expired or been terminated.

         Furthermore, notwithstanding any other provisions of the Offer or this Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

         (a) the Purchaser is not entitled to vote its Shares for the Merger; or

         (b) except for matters (i) which are attributable to the announcement or performance of this Agreement and the transactions contemplated hereby or (ii) which generally affect the economy or the industry in which the Company is engaged, any change shall have occurred in the condition (financial or other), results of operations, stockholders' equity, business, assets, properties, liabilities or capitalization of the Company and its Subsidiaries which has resulted in a Material Adverse Effect; or

         (c) there shall have been instituted or pending before any Governmental Entity any action, proceeding, application, claim or counterclaim or any judgement, order or injunction sought or any other action taken by any Governmental Entity or by any person who has made an Acquisition Proposal, which
(i) challenges the acquisition by the Parent or the Purchaser (or any other affiliate of the Parent) of any Shares pursuant to the Offer, the Merger or the Stockholders' Agreement, restrains, prohibits or materially delays the making or





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consummation of the Offer or the Merger or the transactions contemplated by the
Agreement or the Stockholders' Agreement, prohibits the performance of any of the contracts or other arrangements entered into by the Parent or the Purchaser (or any other affiliates of the Parent) in connection with the acquisition of the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially adversely affects the Offer or the Merger or the transactions contemplated by the Agreement or the Stockholders' Agreement,
(ii) seeks to prohibit or limit materially the ownership or operation by the Company, the Parent or the Purchaser (or any other affiliate of the Parent) of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or of the Parent and its affiliates, or to compel the Company, the Parent or the Purchaser (or any other affiliate of the Parent) to dispose of or to hold separate all or any material portion of the business or assets of the Parent or any of its affiliates or of the Company or any of its Subsidiaries as a result of the transactions contemplated by the Agreement,
(iii) seeks to impose any material limitation on the ability of the Company, the Parent, the Purchaser (or any other affiliate of the Parent) to conduct the Company's or any Subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of the Parent or the Purchaser (or any other affiliate of the Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by the Purchaser or any of its affiliates of all or any of the Shares, or (vi) otherwise has resulted in, or has a substantial likelihood of resulting in, a Material Adverse Effect; or

         (d) there shall have been entered or issued any preliminary or permanent judgement, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger or the transactions contemplated by the Agreement or the Stockholders' Agreement, prohibits the performance of any of the contracts or other arrangements entered into by the Parent or the Purchaser (or any other affiliates of the Parent) in connection with the acquisition of the Company or otherwise directly or indirectly materially adversely affects the Offer or the Merger or the transactions contemplated by the Agreement or the Stockholders' Agreement, (ii) prohibits or limits materially the ownership or operation by the Company, the Parent or the Purchaser (or any other affiliate of the Parent) of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or of the Parent and its affiliates, or compels the Company, the Parent or the Purchaser (or any other affiliate of the Parent) to dispose of or to hold separate all or any material portion of the business or assets of the Parent or any of its affiliates or of the Company or any of its Subsidiaries as a result of the transactions contemplated by the Agreement, (iii) imposes any material limitation on the ability of the Company, the Parent, the Purchaser (or any other affiliate of the Parent) to conduct the Company's or any Subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of the Parent or the Purchaser (or any other affiliate of the Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by the Purchaser or any of its affiliates




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
of all or any of the Shares, or (vi) otherwise has resulted in, or has a substantial likelihood of resulting in, a Material Adverse Effect; or

         (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger, the Agreement or the Stockholders' Agreement, or any other action shall have been taken by any Government Entity, other than the routine application to the Offer, the Merger or the transactions contemplated by the Stockholders' Agreement of waiting periods under the Hart-Scott-Rodino Act that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (c) above; or

         (f) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement within five days following written notice of such failure by the Parent to the Company; or

         (g) (i) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to the Parent or the Purchaser its approval or recommendation of the Offer, the Merger, this Agreement or the Stockholders' Agreement or (B) approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into, or publicly announced its intention to enter into, any agreement with respect to any Acquisition Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

         (h) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall have been breached or not be true and correct in any respect or any such representations and warranties that are not so qualified shall have been breached or not be true and correct in any material respect, in each case at the date of the Agreement (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct as of such other date); or

         (i) except as to matters which are attributable to the announcement or performance of this Agreement and the transactions contemplated hereby, any of the representations and warranties of the Company set forth in this Agreement that are qualified as to having or resulting in a Material Adverse Effect shall have been breached or not be true and correct in any respect or any such representations and warranties that are not so qualified shall have been breached or not be true and correct and the effect of such breach or failure to be true or correct shall be that the matter shall have a Material Adverse Effect, in each case at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct as of such other date); or

         (j) this Agreement shall have been terminated in accordance with its terms.




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

         The foregoing conditions are for the sole benefit of the Parent and the Purchaser (and the other affiliates of the Parent) and may be asserted by the Parent and the Purchaser (and the other affiliates of the Parent) regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

         Terms used in this ANNEX I but not defined herein shall have the meanings assigned to such terms in the Agreement of which this ANNEX I is a part.


























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